Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE RESTATED CERTIFICATE OF INCORPORATION

INCREASING THE NUMBER OF AUTHORIZED SHARES

OF

THE CHUBB CORPORATION

Pursuant to Section 14A:7-15.1(3) of the

New Jersey Business Corporation Act

The undersigned DOES HEREBY CERTIFY:

FIRST:  That the name of the corporation is THE CHUBB CORPORATION.

SECOND:  That the Board of Directors of The Chubb Corporation, a New Jersey corporation (hereinafter called the “Corporation”), at a meeting duly convened and held on March 3, 2006, at which a quorum was present and acting throughout, did approve and authorize a share dividend of one share of the Corporation’s Common Stock, par value $1.00 per share (the “Common Stock”), on each outstanding share of the Corporation’s Common Stock (the “Share Dividend”).

THIRD:  That the amendment to the Corporation’s Restated Certificate of Incorporation in connection with the Share Dividend will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remains unissued after the Share Dividend exceeding the percentage of authorized shares that was unissued before the Share Dividend.

FOURTH:  That the introductory paragraph of Article FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

FOURTH:  The total number of shares of capital stock which the Corporation shall have authority to issue is one billion two hundred eight million (1,208,000,000), of which one billion two hundred million (1,200,000,000) shares, of the par value of one dollar ($1.00) per share, amounting in the aggregate to one billion two hundred million dollars ($1,200,000,000) shall be Common Stock (hereinafter called “Common Stock”) and eight million (8,000,000) shares, of the par value of one dollar ($1.00) per share, amounting in the aggregate to eight million dollars ($8,000,000) shall be Preferred Stock (hereinafter called “Preferred Stock”).

FIFTH:  That the foregoing amendment shall be effective on and as of April 18, 2006.

IN WITNESS WHEREOF, The Chubb Corporation has caused its corporate seal to be hereunto affixed and this Amendment to be signed by its Chairman, President and Chief Executive Officer, John D. Finnegan, and attested by its Secretary, W. Andrew Macan, this 18th day of April, 2006.

/s/ John D. Finnegan
Chairman, President and Chief
Executive Officer

Attest:

/s/ W. Andrew Macan
Secretary